EXHIBIT 99.3
RISK FACTORS
      You should carefully consider the risks described below and other information in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our securities. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.
Risks Relating to our Business

Our fleet includes many older vessels that may require increased levels of maintenance and capital expenditures to maintain them in good operating condition and the fleet may be subject to a higher likelihood of mechanical failure, inability to economically return to service or requirement to be scrapped. Additionally, our fleet includes a small waterplane area twin hull (SWATH) high capacity crewboat, which may not be able to be chartered economically.
      As of September 30, 2005, the average age of our vessels was 18 years. The age of many of our competitors’ fleets is substantially younger than ours. Our older fleet is generally less technologically advanced than many newer fleets, is not capable of serving all markets, may require additional maintenance and capital expenditures to be kept in good operating condition, and as a consequence may be subject to longer or more frequent periods of unavailability. For all of these reasons, our existing fleet may be impacted by a downturn in demand for offshore supply vessels more significantly than many of our competitors, which may have a material adverse impact on our financial condition and results of operations.
      We also own a SWATH and related inventory with an aggregate book value of approximately $8.0 million as of September 30, 2005. This vessel has not been under contract since early 2005, and, because of the unique nature of this vessel and the high operating costs, we may not be able to contract this vessel at an economical rate in the future. If we attempt to sell this vessel, there is no guarantee that we will succeed in finding a buyer, or that any buyer will pay an attractive price. Whether or not we sell the SWATH, we may be required to record material asset impairment charges in connection with the vessel. In addition, we will be required to repay $1.3 million of MARAD notes upon selling the SWATH.

The cost and availability of drydock services may impede our ability to return stacked vessels to the market in a timely manner.
      As of September 30, 2005, we had 16 cold-stacked vessels on which we will have to spend substantial sums in order to return them to service. A critical element of our strategy is the redeployment of vessels to growing international markets, as well as to more mature markets such as the Gulf of Mexico when we believe that sustained higher day rates justify such spending. If the cost to drydock these vessels should increase, or if the availability of shipyards to perform drydock services should decline, then our ability to unstack vessels in a timely manner to work at sustained higher day rates, or at all, could be materially affected, which may materially adversely affect our financial condition and results of operations.

Our inability to upgrade our fleet successfully could adversely affect our financial condition and results of operations.
      Since we do not plan to order new vessels that are not currently under construction, our ability to upgrade our fleet depends on the availability in the market of newer, more technologically advanced vessels with the capabilities to meet our customers’ increasing requirements. In addition, we plan to finance our acquisition of new vessels in part by the sale of some of our existing vessels, which are older than the vessels we intend to acquire. However, a number of markets in which we operate, as well as others in which we desire to operate, have age limitations, which could adversely affect our ability to successfully market our older vessels. If we are unable to charter our older vessels, then our ability to acquire newer vessels and upgrade our fleet may be adversely affected. If we cannot purchase new vessels (including existing contracts for vessels under construction), then our customers may hire our competitors’ vessels, and our financial condition and results of operations could be materially adversely affected.

Increases in size, quality and quantity of the offshore vessel fleet in areas where we operate could increase competition for charters and lower day rates and/or utilization, which would adversely affect our revenues and profitability.
      Charter rates for marine support vessels in our market areas depend on the supply of vessels. Excess vessel capacity in the offshore support vessel industry is primarily the result of either construction of new vessels or the mobilization of existing vessels into fully saturated markets. In recent years, we have been subject to increased competition from both new vessel constructions, particularly in the North Sea and the Gulf of Mexico, as well as vessels mobilizing into regions in which we operate. For example, certain of our competitors have constructed and have plans to construct additional new U.S.-flagged offshore supply vessels and foreign-flagged offshore supply vessels. A remobilization to the Gulf of Mexico of U.S.-flagged offshore supply vessels operating in other regions or a repeal or significant modification of the Jones Act or the administrative erosion of its benefits, permitting offshore supply vessels that are either foreign-flagged, foreign-built, foreign-owned or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of offshore supply vessels, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in law or its application, could increase competition for charters and lower day rates and/or utilization, which would adversely affect our revenues and profitability.

We are subject to risks inherent in conducting our business internationally.
      Our international operations are subject to a number of risks inherent to any business operating in foreign countries, and especially in developing countries. These risks include, among others:

•	Political instability;

•	Potential vessel seizure or confiscation, or the expropriation, nationalization or detention of assets;

•	Currency restrictions;

•	Import and export quotas and other forms of public and governmental regulation;

•	Lack of ability to collect amounts owed; and

•	Terrorist attacks.
      We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial condition and results of operations.
      In addition, as we expand internationally, an increasing portion of our operations will be subject to international regulations, including foreign cabotage laws. We may be forced to partner with local companies or otherwise restructure our operations to comply with such regulations, or may be required to cease operations in these areas. These arrangements, if available, may have an adverse effect on our financial condition and results of operations.

As a U.S. corporation, we are subject to the Foreign Corrupt Practices Act, and a determination that we violated this act may adversely affect our business and operations.
      As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on our business and results of operations.

Our marine operations are seasonal and depend, in part, on weather conditions. As a result, our results of operations will vary throughout the year.
      In the North Sea, adverse weather conditions during the winter months impact offshore development operations. In the Gulf of Mexico, we historically have enjoyed our highest utilization rates during the second and third quarters, as mild weather provides favorable conditions for offshore exploration, development and construction. Activity in the Gulf of Mexico may also be subject to stoppages for hurricanes, particularly during the period ranging from June to November. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.

Our operations are subject to operating hazards and unforeseen interruptions for which we may not be adequately insured.
      Marine support vessels are subject to operating risks such as catastrophic marine disasters, natural disasters (including hurricanes), adverse weather conditions, mechanical failure, crew negligence, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events may result in damage to or loss of our vessels and our vessels’ tow or cargo or other property and in injury to passengers and personnel. Such occurrences may also result in a significant increase in operating costs or liability to third parties. We maintain insurance coverage against certain of these risks, which our management considers to be customary in the industry. We can make no assurances that we can renew our existing insurance coverage at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise. In addition, concerns about terrorist attacks, as well as other factors, have caused significant increases in the cost of our insurance coverage.

Our operations are subject to federal, state, local and other laws and regulations that could require us to make substantial expenditures.
      We must comply with federal, state and local regulations, as well as certain international conventions, the rules and regulations of certain private industry organizations and agencies, and laws and regulations in jurisdictions in which our vessels operate and are registered. These regulations govern, among other things, worker health and safety and the manning, construction and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. If we fail to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations, we could be subject to substantial administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief.
      Our operations also are subject to federal, state and local laws and regulations that control the discharge of pollutants into the environment and that otherwise relate to environmental protection. While our insurance policies provide coverage for accidental occurrence of seepage and pollution or clean up and containment of the foregoing, pollution and similar environmental risks generally are not fully insurable. We may incur substantial costs in complying with such laws and regulations, and noncompliance can subject us to substantial liabilities. The laws and regulations applicable to us and our operations may change. If we violate any such laws or regulations, this could result in significant liability to us. In addition, any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in our vessel operating expenses.

Our U.S. employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.
      Some of our employees are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws preempt state workers’ compensation laws and permit these employees and their representatives to pursue actions against employers for job-related incidents in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes, we may have greater exposure for any claims made by these employees or their representatives.

The loss of a key customer could have an adverse impact on our financial results.
      Our operations, particularly in the North Sea, West Africa, Mexico and Brazil, depend on the continuing business of a limited number of key customers. For the year ended December 31, 2004, our largest customer comprised approximately 6% of our total revenues. Our results of operations could be materially adversely affected if any of our key customers in these regions terminates its contracts with us, fails to renew our existing contracts or refuses to award new contracts to us.

We are exposed to the credit risks of our key customers, and nonpayment by our customers could adversely affect our financial condition or results of operations.
      We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could adversely affect our financial condition, results of operations, and could reduce our ability to pay interest on, or the principal of, our credit facilities. If any of our key customers default on its obligations to us, our financial results could be adversely affected. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks.

The loss of key personnel may reduce operational efficiency and negatively impact our results of operations.
      We depend on the continued services of our executive officers and other key management personnel, the loss of any of whom could result in inefficiencies in our operations, lost business opportunities or the loss of one or more customers. We do not maintain key-man insurance. If we lose key personnel, then our ability to operate our business efficiently may be impaired and our results of operations may be negatively impacted.

Unionization efforts could increase our costs, limit our flexibility or increase the risk of a work stoppage.
      On June 30, 2005, approximately 60% of our employees worldwide were working under collective bargaining agreements, all of whom were working in Norway, the United Kingdom and Brazil. Efforts have been made from time to time to unionize other portions of our workforce, including workers in the Gulf of Mexico. Any such unionization could increase our costs, limit our flexibility or increase the risk of a work stoppage.

The removal or reduction of the reimbursement of labor costs by the Norwegian government may increase our costs to operate our vessels in the North Sea.
      During July 2003, the Norwegian government began partially reimbursing us for labor costs associated with the operation of our vessels in the North Sea. In 2004, these reimbursements totaled $5.5 million. If this benefit is reduced or removed entirely, our direct operating costs will increase substantially and negatively impact our profitability.
Risks Relating to our Industry

We are dependent on the oil and gas industry. Changes in the level of exploration and production expenditures and in oil and gas prices and industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to service our credit facilities.
      Our revenues are primarily generated from entities operating in the oil and gas industry in the North Sea, the Gulf of Mexico, West Africa, Mexico and Brazil. Since our revenues are generated primarily from customers having similar economic interests, our operations are susceptible to market volatility resulting from economic or other changes to the oil and gas industry (including the impact of hurricanes). Changes in the level of exploration and production expenditures and in oil and gas prices and industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to service our credit facilities.
      Demand for our services depends heavily on activity in offshore oil and gas exploration, development and production. The level of exploration and development typically is tracked by the “rig count” in our market areas. The offshore rig count is usually the driving force behind the day rates and utilization in any given period. Depending on when we enter into long-term contracts, and their duration, the positive impact on us of an increase in day rates could be mitigated or delayed, and the negative impact on us of a decrease in day rates could be exacerbated or prolonged. This is particularly relevant to the North Sea market, where contracts tend to be longer in duration. A decrease in activity in the Gulf of Mexico and other areas in which we operate could adversely affect the demand for our marine support services, and may reduce our revenues and negatively impact our cash flows. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate.

The marine support service industry is highly competitive. If our competitors are able to supply services to our customers at a lower price, then we may have to reduce our day rates, which would reduce our revenues.
      Our industry is highly competitive. Certain of our competitors have significantly greater financial resources than we have and more experience operating in international areas. Competition in the marine support services industry primarily involves factors such as:

•	price, service, safety record and reputation of vessel operators and crews; and

•	the quality and availability of vessels of the type, capability and size required by the customer.
      Any reduction in day rates offered by our competitors may cause us to reduce our day rates and may negatively impact the utilization of our vessels, which will negatively impact our results of operations.
Risks Relating to our Capital Structure

We are highly dependent on improved cash flow to meet our obligations and reduce our indebtedness in the future. If we are unable to increase our cash flow, we may not be able to meet our obligations under our credit facilities and we may not be able to secure additional financing or have sufficient capital to support our operations.
      We have a significant amount of indebtedness. As of August 31, 2005, we had total indebtedness of approximately $125.7 million, and substantially all of our assets are pledged to our lenders as collateral. Our level of debt could have important consequences to you, including the following:

•	inability of our cash generation level to support future interest and principal payments on our existing indebtedness;

•	inadequate cash for other purposes, such as capital expenditures and our other business activities, since we may need to use all or most of the operating cash flow to pay principal and interest on our outstanding debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in demand for our vessels and the marine transportation business, including mobilizing vessels between market areas;

•	restricting us from making acquisitions or exploiting business opportunities;

•	placing us at a competitive disadvantage compared to our competitors that have less debt relative to their operating scale; and

•	limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends.
      In the longer term, our ability to pay debt service and other contractual obligations will depend on improving our future performance and cash flow generation, which in turn will be affected by prevailing economic and industry conditions and financial, business and other factors, many of which are beyond our control. If we have difficulty providing for debt service or other contractual obligations in the future, we will be forced to take actions such as reducing or delaying capital expenditures, reducing costs, selling assets, refinancing or reorganizing our debt or other obligations and seeking additional equity capital, or any combination of the above. We may not be able to take any of these actions on satisfactory terms, or at all.

Our credit agreements contain strict covenants that limit many aspects of our operations, which will require us to seek waivers, amendments or consents frequently in the ordinary course of our business, and may lead to the unintentional breach of one or more of these covenants from time to time. If we violate any of these covenants and we are unable to obtain a waiver, or if we otherwise default, then our lenders may declare amounts outstanding under our credit agreements to be immediately due and payable.
      A significant number of covenants under our credit facilities limit many aspects of our operations, including our ability to incur additional indebtedness or liens, and place restrictions on certain activities including disposing of property, declaring or paying dividends, re-flagging vessels outside the U.S., selling assets, making investments and entering into certain joint ventures, in each case without the consent of the lenders. In addition, other covenants restrict the amount of capital expenditures and maintenance, classification and marine inspection costs that may be incurred, impose minimum EBITDA requirements and maximum leverage ratios and restrict acquisitions. For a more detailed description of the terms of our U.S. credit facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” included elsewhere in this prospectus supplement. Although we intend to use the proceeds of this offering to repay amounts outstanding under our U.S. credit facility, there is no assurance as to when we will be permitted to make such prepayments. See “Use of Proceeds” included elsewhere in this prospectus supplement.
      During the normal course of operating our business, we may not always be able to comply with one or more of these covenants, and therefore may need to seek waivers, amendments or consents from our lenders. While we have amended our U.S. credit facility and/or obtained waivers thereunder five times since March 15, 2005, in order to permit us to consummate a transaction or to cure inadvertent defaults or potential defaults, our lenders might not waive covenants for future potential transactions or future breaches of these covenants, or grant additional waivers without the payment of substantial fees. If we are unable to obtain a waiver of a future violation, we fail to make payments when due, we breach a representation or warranty, we commence insolvency proceedings, a judgment in excess of $5.0 million is entered against us or there is an occurrence of a material adverse event, our lenders could declare all amounts outstanding under our credit agreements to be immediately due and payable. Moreover, substantially all of our debt and certain of our operating leases have customary cross-default provisions, which means that an event of default under one of our debt instruments may trigger defaults under our other debt instruments. If such an event were to occur, we would not have sufficient financial resources to repay our indebtedness and our ability to operate our business would be substantially impaired.

We may not be able to repatriate funds from Norway to fund our U.S. operations, which could negatively impact our cash flows and limit our operational flexibility.
      Day rates in the Gulf of Mexico and our other geographic markets have fluctuated significantly in the last several years. If day rates or utilization levels for our U.S. fleet were to decline from current levels, we may have difficulty satisfying the covenant in the U.S. credit facility relating to EBITDA, as defined in the U.S. credit facility, for our U.S. operations. If our U.S. operations have difficulty complying with these covenants based on their operating results, then we will likely need to repatriate cash from our Norwegian subsidiaries to comply with the covenant. If we were not able to repatriate a sufficient amount of cash from our Norwegian subsidiaries, we could default on our U.S. credit facility, which could lead to our bankruptcy and/or insolvency.
      Our Norwegian subsidiaries currently generate the majority of our profits and our cash flow from operations, and from time to time we generate substantial liquidity in these subsidiaries. Our ability to repatriate funds depends on a number of factors, including:

•	the availability of cash at our Norwegian subsidiaries, or availability under the Norwegian Kroner, or NOK, revolving credit facility ($40.8 million available at June 30, 2005);

•	our compliance with certain provisions in the U.S. credit facility that effectively restrict the amounts we are permitted to repatriate;

•	our ability to comply with the funded debt to operating income plus depreciation and amortization covenant ratios in our Norwegian subsidiaries’ NOK term loan and NOK revolver following completion of the repatriation; and

•	our Norwegian subsidiaries having sufficient distributable equity to support the repatriation.
      Assuming that we are otherwise able to repatriate funds from Norway to the U.S., in order to do so in a tax-efficient manner we would also be required to:

•	obtain the consent of our lenders under the NOK term loan and NOK revolver; and

•	reduce the paid-in capital in one of our Norwegian subsidiaries without the incurrence of tax or other consequences by national regulating and taxing authorities in Norway.
      We may not be able to satisfy one or more of these conditions, and as a result we may not be able to repatriate funds from our Norwegian subsidiaries in a tax-efficient manner, or at all. This inability could materially and adversely affect our U.S. cash and liquidity position and, in certain circumstances, could result, alone or in combination with other circumstances, in a default under our U.S. credit facility.

We may face material tax consequences or assessments in countries in which we operate. If we are required to pay material tax assessments, our financial condition may be materially adversely affected.
      We have received tax assessments in Brazil during the past three years, and may receive additional assessments in the future. Our Brazilian subsidiary received tax assessments from Brazilian state tax authorities totaling approximately 26.2 million Reais ($11.2 million at June 30, 2005) in the aggregate. The tax assessments are based on the premise that certain services provided in Brazilian federal waters are considered taxable by certain Brazilian states as transportation services and are subject to a state tax. If the courts in these jurisdictions uphold the assessments, it would have a material adverse affect on our net income, liquidity and operating results. We do not believe any liability in connection with these matters is probable and, accordingly have not accrued for these assessments or any potential interest charges for the potential liabilities.
      In addition, our Norwegian subsidiary is a member of the Norwegian shipping tax regime, which enables the indefinite deferral of the payment of income taxes as long as certain criteria are met. If we fail to meet these criteria, we may be deemed to have exited the shipping tax regime and, as a result, the deferred tax liability may become due and payable. This could have a material adverse affect on our financial condition.

Our ability to utilize certain net operating loss carryforwards may be limited by certain events which could have an adverse impact on our financial results.
      Our ability to utilize certain net operating loss carryforwards may be limited by certain events. At March 15, 2005, we had estimated net operating loss carryforwards (“NOLs”) of $337.0 million for federal income tax purposes that were set to expire through 2024. Upon reorganization, we recognized cancellation of debt income of $166.5 million when our $250.0 million 8 7/8% senior notes due 2012 (the “Senior Notes”) were converted to equity, leaving approximately $170.5 million remaining post-reorganization NOLs. Due to the change in our ownership, the ultimate utilization of our NOLs may be limited as described below. Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” An ownership change may result from, among other things, transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change.

      Our reorganization created a change in ownership limitation on the utilization of our NOLs. As a result, we will be limited in the utilization of our NOLs to offset approximately $4.7 million of post-change taxable income per year.
      If another ownership change was to occur in the future, our NOL utilization might be further limited or eliminated completely, which may have a material adverse impact on our liquidity.

Our business segments have been capitalized and are financed on a stand-alone basis, which may hinder efficient utilization of available financial resources.
      In general, we operate through two primary operating segments, the North Sea and the Gulf of Mexico. These business segments have been capitalized and are financed on a stand-alone basis. Debt covenants and the Norwegian shipping tax regime preclude us from effectively transferring the financial resources from one segment for the benefit of the other. Over the past three years, our Gulf of Mexico operating segment has incurred significant losses while operating under a significant debt burden and has not been able to utilize the financial resources of our North Sea operating segment, which carried a lower level of debt during that time period.
      In an effort to maintain adequate funds for operations in the U.S., we have initiated the process of implementing a method to repatriate funds from Norway; however, there are substantial obstacles that we must overcome to achieve a funds transfer in a tax-efficient manner, including certain restrictions under our U.S. credit facility, and there can be no assurance as to the success of such efforts. For a discussion of the difficulties of repatriating funds from Norway, please read “We may not be able to repatriate funds from Norway to fund our U.S. operations, which could negatively impact our cash flows and limit our operational flexibility” above.

Financial statements for periods subsequent to our emergence from bankruptcy will not be comparable to those of prior periods, which will make it difficult for stockholders to assess our performance in relation to prior periods.
      After emergence from bankruptcy, the amounts reported in financial statements for periods subsequent to the date we emerged from Chapter 11 have materially changed. These changes are due primarily to:

•	the reorganization of our assets and liabilities as of March 15, 2005, the effective date of our plan of reorganization; and

•	the application of the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” which is commonly referred to as “fresh-start” accounting.
For example, as part of our fresh-start accounting adjustments, our long-lived assets have been reduced based on the fair market values assigned to our reorganized liabilities and current assets, and based upon a total equity value of $110.0 million as of March 15, 2005. Changes in accounting principles required under generally accepted accounting principles within twelve months of emerging from bankruptcy were required to be adopted as of the date of emergence from Chapter 11 bankruptcy protection. Additionally, we elected to make other changes in accounting practices and policies effective as of March 15, 2005. For all these reasons, our financial statements for periods subsequent to March 15, 2005 are not comparable to those of prior periods which will make it difficult for stockholders to assess our performance in relation to prior periods.

Currency fluctuations could adversely affect our financial condition and results of operations.
      Due to the size of our international operations, a significant percentage of our business is conducted in currencies other than the U.S. Dollar. We primarily are exposed to fluctuations in the foreign currency exchange rates of the Norwegian Kroner, the British Pound, the Brazilian Real and the Nigerian Naira. Changes in the value of these currencies relative to the U.S. Dollar could result in currency translation adjustments reflected as comprehensive income or losses on our balance sheet. Due to the fluctuation of these currencies, primarily the NOK, we incurred favorable accumulated foreign currency translation adjustments of

$17.7 million, $10.6 million and $71.5 million in 2004, 2003 and 2002, respectively, and we incurred an unfavorable accumulated foreign currency translation adjustments of $6.4 million for the six months ended June 30, 2005. In addition, currency translation gains and losses could contribute to fluctuations in our results of operations. We recognized foreign exchange losses of $0.3 million, $0.9 million, and $1.4 million for 2004, 2003 and 2002, respectively, and we recognized a foreign exchange loss of $0.2 million for the six months ended June 30, 2005. Future fluctuations in these and other foreign currencies may result in additional foreign exchange gains or losses, and could have a material adverse impact on our financial position.

Our ability to issue primary shares in the equity capital markets for our benefit after this offering could be limited by the terms of our registration rights agreement with certain of our existing common stockholders. Additionally, these stockholders may sell a large number of shares of common stock in the public market, which may depress the market price of our stock.
      Pursuant to our registration rights agreement with some of our stockholders, we have registered 6,996,200 shares of our common stock held by them. Under the terms of the registration rights agreement, we may be prohibited from effecting certain transactions in our common stock, including any public offering of our common stock, while these stockholders are effecting an underwritten offering of their common stock. As a result, our ability to access the equity capital markets at times when we believe the market is favorable could be limited, and we may have to access other sources of liquidity, such as our credit facility, even if those sources are less attractive to us than selling primary shares of our common stock in the market.
      Additionally, these stockholders will have the ability to sell a substantial number of shares of common stock in the market during a short time period. Sales of a substantial number of shares of common stock in the trading markets, whether in a single transaction or series of transactions, or the possibility that these sales may occur, could reduce the market price of our outstanding common stock.

The offering price of our common stock may not be indicative of the market price of our common stock after this offering. In addition, our stock price may be volatile.
      Prior to this offering, our common stock was traded on the Over-the-Counter Bulletin Board. Although our common stock has been approved for listing on the Nasdaq National Market, there is no guarantee that a liquid market for our common stock will develop or be sustained after this offering. Moreover, the market price of our common stock could be subject to significant fluctuations after this offering, and may decline below the offering price. You may not be able to resell your shares at or above the offering price. Among the factors that could affect our stock price are our operating and financial performance and prospects; quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenue; and sales of our common stock or other actions by our significant stockholders. In addition, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.
Risks Relating to the Ownership of our Common Stock

Our charter documents include provisions limiting the rights of foreign owners of our capital stock.
      Our restated certificate of incorporation provides that no shares held by or for the benefit of persons who are non-U.S. citizens that are determined, collectively with all other shares so held, to be in excess of 24.99% of our outstanding capital stock (or any class thereof) are entitled to vote or to receive or accrue rights to any dividends or other distributions of assets paid or payable to the other holders of our capital stock. Those shares determined to be in excess of 24.99% shall be the shares determined by our board of directors to have become so owned most recently. In addition, our restated certificate of incorporation provides that, at the option of our board, we may redeem such excess shares for cash or for promissory notes of our company with maturities not to exceed ten years and bearing interest at the then-applicable rate for U.S. treasury instruments of the same tenor. U.S. law currently requires that less than 25% of our capital stock (or of any other provider of domestic maritime support vessels) may be owned directly or indirectly by persons who are non-U.S. citizens. If this charter provision is ineffective, then ownership of 25% or more of our capital stock by non-U.S. citizens could result in the loss of our permits to engage in coastwise trade, which would negatively affect our Gulf of Mexico business. Please read “Description of Our Capital Stock — Certain Charter and Bylaw Provisions — Limitation on Foreign Ownership of Our Stock” in the accompanying prospectus.

Some anti-takeover provisions contained in our charter could hinder a takeover attempt.
      Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into classes of directors and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers and preventing you from getting a premium for your shares that would have otherwise been offered or delaying, deferring or preventing a change in control of our Company.